NEWS RELEASE Contact Information: JT Hand, President & CEO jth@yorkwater.com -OR- Matthew E. Poff, Chief Financial Officer matthewp@yorkwater.com 717-845-3601	130 East Market Street York, PA 17401

FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 2025 ANNUAL AND FOURTH QUARTER RESULTS

York, Pennsylvania, March 3, 2026:  The York Water Company's (NASDAQ:YORW) President and CEO, JT Hand, announced the Company's 2025 financial results.

President Hand reported that 2025 operating revenues of $77,488,000 increased $2,529,000, but net income of $20,058,000 decreased $267,000 compared to 2024.  Basic and Diluted Earnings per share of $1.39 for 2025 decreased $0.03 compared to 2024.  Increased revenues were primarily due to growth in the customer base and revenues from the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.  The Company also recognized a non-recurring gain on life insurance.  The increased revenue, lower income taxes, and gain on life insurance were more than offset by higher operation and maintenance expenses and depreciation, higher interest on debt, and lower allowance for funds used during construction (AFUDC).  AFUDC is the cost of debt and equity funds used to finance plant construction.

During the year, the Company invested $48.7 million in capital projects for main extensions and an upgrade to the enterprise software system, as well as various replacements and improvements to infrastructure and routine items.  During 2025, the Company replaced approximately 54,100 feet of water main and 1,800 feet of wastewater main to improve its distribution and collection systems, reduce ongoing expenses, and improve customer service.

President Hand also reported that for the fourth quarter of 2025 operating revenues increased $606,000 and net income increased $25,000 compared to the fourth quarter of 2024.  Basic and Diluted Earnings per share were $0.36 for the fourth quarter of 2025, the same as the fourth quarter last year.  Increased revenues were primarily due to revenues from growth in the customer base and DSIC.  The Company also recognized a non-recurring gain on life insurance.  The increased revenue was partially offset by higher operation and maintenance expenses, depreciation, and higher interest on debt.

President Hand reported that York Water anticipates investments for 2026 and 2027 of approximately $48 million in each year, excluding acquisitions, for additional main extensions, an upgrade to the enterprise software system, water treatment plant construction, water tank replacement, wastewater treatment plant construction, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended December 31
	In 000's (except per share)
	Quarter		Twelve Months
	2025	2024	2025	2024
Operating Revenues	$19,472	$18,866	$77,488	$74,959
Net Income	$5,167	$5,142	$20,058	$20,325
Average Number of Common Shares Outstanding	14,426	14,366	14,404	14,347
Basic and Diluted Earnings Per Common Share	$0.36	$0.36	$1.39	$1.42
Dividends Declared Per Common Share	$0.2280	$0.2192	$0.8856	$0.8516

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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